EXHIBIT 8.1

Subsidiaries and Consolidated Variable Interest Entities of the Registrant

Subsidiaries	PLACE OF INCORPORATION

ChinaCache North America Inc.	California, USA

ChinaCache Networks (Hong Kong) Limited	Hong Kong

ChinaCache Network Technology (Beijing) Limited	PRC

ChinaCache Xin Run Technology (Beijing) Co., Limited	PRC

JNet Holdings Limited	British Virgin Islands

Metasequoia Investment Inc.	British Virgin Islands

Consolidated Variable Interest Entities

Beijing Blue I.T. Technologies Co., Ltd.	PRC

Beijing Jingtian Technology Co., Ltd.	PRC